UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021

mPHASE TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

New Jersey	000-30202	22-2287503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9841 Washington Boulevard, #200

Gaithersburg, MD 20878

(Address of principal executive offices, including zip code)

(301) 329-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2021, the Board of Directors (the “Board”) of mPhase Technologies, Inc. (the “Company”) appointed Suhas Shubramanyam, Chester White, and Thomas Fore as members of the Board (such appointments, collectively, the “Appointments”).

The terms of the Appointments commenced on August 27, 2021 and are in effect for a period of approximately one year, until the time of the Company’s next Annual Meeting of Stockholders.

In connection with the Appointments, on August 27, 2021, the Company entered into director agreements with Mr. Subramanyam, Mr. White and Mr. Fore (such director agreements, collectively, the “Director Agreements”).

Pursuant to the Director Agreements, the Company will compensate each such director a fee of $20,000 annually, which is to be paid in quarterly installments of $5,000. Such quarterly fee will be increased by $1,250 for each such director who serves as a member of either the Audit, Compensation, or Nominating Committee. In lieu of cash consideration, the annual fee will be paid by issuance of the number of restricted shares of the Company’s common stock equivalent to the applicable cash amount due as determined based upon the closing price on the last trading day of such quarter.

The foregoing descriptions of the Director Agreements do not purport to be complete and are qualified in their entirety by reference to the form of Director Agreement, which is attached as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The shares of common stock underlying the Director Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act, if applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Suhas Subramanyam, 34, Director

Mr. Subramanyam is a public servant, lawyer, and technology policy expert who currently represents the 87th District in the Virginia General Assembly, where he was first elected in 2019. He was the first Indian-American elected in Virginia’s history at either the state or federal level. He also serves on the Virginia Small Business Commission and Virginia Minority Business Commission (August 2020 to present) as well as the Communications, Technology, and Innovation Committee in the House of Delegates (May 2020 to present). Previously, he served as a technology policy advisor in the White House under President Barack Obama between August 2015 through January 2017, where he ran a task force on technology policy and advised on Artificial Intelligence, cybersecurity, infrastructure policy, and economic opportunity. Before joining the White House, as an attorney with Jones Day, where he handled a range of technology and trade issues. He has also served as an advisor to Members of the U.S. House of Representatives and U.S. Senate Judiciary Committee. Mr. Subramanyam also serves as In-House Counsel at Level, Inc. (March 2021 to present). He is a resident of Loudoun County, Virginia, and holds a J.D. from Northwestern University. The Board believes that Mr. Subramanyam’s technology, regulatory, and government leadership experience will make him a valuable addition to the Board and is expected to help bring the Company towards continued growth and success.

Chester White, 57, Director

Mr. White currently serves as CEO of QuantAI, Inc. (“QuantAI”) (2017 to present), a leading artificial intelligence FinTech company. Previously, Mr. White held executive positions with UBS Financial Services Inc., Morgan Stanley , Wells Fargo N.A. (1998 to 2002), Merriman, and Curran Ford & Co. Additionally, Mr. White serves in various positions of increasing responsibility including a Manager of Griffin Advisors and a Partner in OneTraction Ventures. The Board believes that Mr. White’s experience in technology-based leadership roles qualifies him well to help bring the Company towards continued growth and success.

Thomas Fore, 55, Director

Mr. Fore has an extensive background in real estate development, digital media and entertainment. He founded and is currently the CEO of Sora Development and Sora Ventures, a mixed-use master development firm with a focus on Public Private Partnerships (“P3 Projects”), both were founded in January 2006. He is also a principal at Tiderock Media LLC, a film production company since January 2010. He has more than 20 years of experience in the construction and real estate development fields. The Board believes that Mr. Fore’s experience in leadership roles in the technology, retail and commercial sections, qualifies him well to help lead the Company towards continued growth and success.

Family Relationships

None of Mr. Subramanyam, Mr. White, and Mr. Fore have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Subramanyam, Mr. White, or Mr. Fore reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On August 31, 2021, the Company issued a press release announcing the Appointments. A copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Director Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

mPhase Technologies, Inc.

Date: September 2, 2021	By:	/s/ Anshu Bhatnagar
	Name:	Anshu Bhatnagar
	Title:	Chief Executive Officer